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                                                                  EXHIBIT 10.14


                              PROMISSORY NOTE



    FOR VALUE RECEIVED, on demand, or if no demand is made on December 31, 2002, I promise to pay to the order of UNOVA, Inc. (the "Company"), a Delaware corporation having its principal place of business at 360 North Crescent Drive, Beverly Hills, California, the principal sum of WrittenAmount Dollars (NumAmount), together with interest at the rate of four percent (4%) per annum on the unpaid principal balance on this Note. Interest shall be payable quarterly on the last day of each March, June, September, and December.

    In the event my employment by the Company should terminate, or if I shall commit any act of bankruptcy, on a date prior to such time that demand for payment of this Note is made, then demand shall be deemed to have been made for payment of both principal and all accrued interest thereon, on the date of termination of my employment or my commission of any act of bankruptcy and such principal and interest will become due and payable on such date without any further notice to me by the Company, which is hereby waived; provided, however, that if my employment should be terminated by my death, or physical incapacity, then either I or my estate, as the case may be, shall have a period of ninety (90) days following the date of my death, or termination for physical incapacity, in which to make full payment of the principal and accrued interest on this Note.

    In consideration of the loan made to me by the Company which is evidenced by this Note, I hereby stipulate and agree that my employment with the Company or a subsidiary is at will (unless otherwise specifically provided in a written agreement

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between the Company or such subsidiary and me) and subject to termination by the Company for any reason not in violation of applicable law or of any written agreement governing my employment.

    Demand for payment of this Note, other than demand deemed to have been made as aforesaid, shall be made in writing and delivered in person or by registered mail to the maker of this Note at the maker's address specified below, or at such other address as the maker shall specify in writing to the Company. Such writing or any other notice to the Company relating to this Note shall be in writing and delivered in person or by registered mail to the Company at its office: 360 North Crescent Drive, Beverly Hills, California 90210, to the attention of the Secretary, and shall specifically refer to this Note.

    This Note is subject to prepayment at any time and, from time to time, in whole or in part, without premium or penalty.

    Presentment for payment, notice of dishonor, protest, and notice of protest are waived.

    In the event of default by me hereunder, I hereby authorize any attorney to appear for me in any court of record in the State of California, to waive the issuance and service of process, and to confess a judgment against me in favor of the holder of this Note, for the amount of this Note plus interest, together with the costs of suit thereon, including attorneys' fees. Stay of execution is hereby waived, and the exemption of personal property from levy and sale on any execution is also expressly waived.


                                       Name
                                       HomeAddress1
                                       HomeAddress2

                                       Employee Number:  empnum

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